EXHIBIT 4.2

PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Fifth Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of May 20, 2010, by and among Pandora Media, Inc., a California corporation (the “Company”), and the holders of the Company’s Series A Preferred Stock, par value of $0.0001 per share (“Series A Stock”), Series B Preferred Stock, par value of $0.0001 per share (“Series B Stock”), Series C Preferred Stock, par value of $0.0001 per share (“Series C Stock”), Series D Preferred Stock, par value of $0.0001 per share (“Series D Stock”), Series E Preferred Stock, par value of $0.0001 per share (“Series E Stock”), Series F Preferred Stock, par value of $0.0001 per share (“Series F Stock”), and Series G Preferred Stock, par value of $0.0001 per share (“Series G Stock”) set forth on Exhibit A hereto (collectively, the “Investors”), and Will Glaser, Tim Westergren, Joe Kennedy and Jon Kraft (each of whom is herein referred to as a “Founder”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in that certain Series G Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”).

RECITALS

WHEREAS, the Company and holders of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock (the “Prior Investors”) are parties to that certain Fourth Amended and Restated Investor Rights Agreement dated as of July 9, 2009 (the “Prior Rights Agreement”) pursuant to which the Company granted the Founders and such Prior Investors certain rights;

WHEREAS, the Company and certain of the Investors are parties to the Purchase Agreement, pursuant to which the Company has agreed to sell, and such Investors have agreed to purchase shares of Series G Stock;

WHEREAS, in order to induce certain of the Investors to purchase the Series G Stock pursuant to the Purchase Agreement, the Company, the Founders and certain of the Investors desire to amend and restate the Prior Rights Agreement in order to extend to the Investors and Founders the registration rights, information rights and other rights as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. Amendments of Prior Rights Agreement; Waiver of Right of First Offer. Effective and contingent upon execution of this Agreement by (i) the Company, (ii) the holders of at least a majority of the Registrable Securities, as that term is defined in the Prior Rights Agreement, (iii) the holders of at least a majority of the Series D Stock (and/or shares of Common Stock issued upon conversion thereof), (iv) the holders of at least a majority of the Series E Stock (and/or shares of Common Stock issued upon conversion thereof), and (v) the holders of at least a majority of the Series F Stock (and/or shares of Common Stock issued upon conversion thereof) and upon the initial closing of the transactions contemplated by the Purchase Agreement, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders (on behalf of such Founder and all other Founders), and the Investors (on behalf of such Investor and all other Investors) hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Founders and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Prior Investors hereby waive (on behalf of such Prior Investor and all other Prior Investors) any rights of first refusal provided under the Prior Rights Agreement, including any notice requirements, with respect to the issuance of the Series G Stock and any underlying securities.

SECTION 1. GENERAL

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“Common Stock” means the Company’s Common Stock, par value of $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Founders’ Shares” means the shares of Common Stock issued to the Founders.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Preferred Stock” means, collectively, the Series A Stock, Series B Stock, Series C Stock Series D Stock, Series E Stock, Series F Stock, and Series G Stock.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; (b) the Founders’ Shares, provided, however, that for purposes of Sections 2.2, 2.4 and 2.11, the Founders’ Shares shall not be deemed Registrable Securities and the Founders shall not be deemed Holders; (c) Common Stock of the Company issued or issuable upon conversion of (i) the Series C Stock issued or issuable upon exercise of that certain Warrant to Purchase Stock issued to Comerica Bank (the “Warrantholder”) dated March 3, 2006, (ii) the Series D Stock issued or issuable upon exercise of that certain Warrant to Purchase Stock issued to the Warrantholder dated May 4, 2007 (the shares referred to under subsections (i) and (ii) referred to as, the “Comerica Warrant Shares”), and (iii) the Series F Stock issued or issuable upon exercise of those certain Warrant to Purchase Preferred Stock issued to each of Pinnacle Ventures II Equity Holdings, L.L.C. and Pinnacle Ventures III Equity Holdings, L.L.C. (collectively, “Pinnacle”) (the “Pinnacle Warrant Shares,” and together with the Comerica Warrant Shares, the “Warrant Shares”), provided, however, that for purposes of (A) Sections 2.2, 2.4 and 2.11, the Comerica Warrant Shares shall not be deemed Registrable Securities and the Warrantholder shall not be deemed a Holder and (B) Sections 2.2 and 2.11, the Pinnacle Warrant Shares shall not be deemed Registrable Securities and Pinnacle shall not be deemed a Holder, and (d) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities described in (a), (b) and (c) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public pursuant to a registration statement or pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned in accordance with Section 2.10.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders for up to an aggregate amount of $50,000 per registration, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company and underwriting discounts and commissions).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Shares” shall mean the Company’s Series A Stock and/or Series B Stock and/or Series C Stock and/or Series D Stock and/or Series E Stock and/or Series F Stock and/or Series G Stock held by the Investors and their permitted successors and assigns.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)(A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances; provided, however, that the Company receives reasonably satisfactory documentation that the requirements of Rule 144 have been met.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s “Immediate Family Member” (as defined below) or trust for the benefit of an individual Holder; provided that in each case the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if such Holder were an original Holder hereunder. An “Immediate Family Member” means a child, parent, spouse or sibling.

(b) Each instrument or certificate representing the Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) The Company shall be obligated to reissue promptly unlegended instruments or certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding, voting together as a single class (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities held by such Initiating Holders with an anticipated aggregate gross offering price to the public of at least $10,000,000 (a “Qualified Public Offering”), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, voting together as a single class (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company uses its best efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make its Initial Offering within ninety (90) days; provided that the Company uses its best efforts to cause such registration statement to become effective;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of, together with any deferral period used by the Company pursuant to Section 2.4(b)(iii), not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

2.3 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding (i) registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act, and (ii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in the form requested by the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders (excluding the Founders) participating in the registration; third, to the Founders on a pro rata basis based on the total number of Registrable Securities held by the Founders participating in the registration; and fourth, to any shareholder of the Company (other than a Holder) on a pro rata basis based upon the number of shares of the Company’s capital stock held by such shareholders. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the fourth sentence of this subsection. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. Notwithstanding the foregoing, any Founders’

Shares may be excluded from a registration if the underwriter determines in good faith that it is not in the best interest of the offering for a Founder to participate in the registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, members, retired partners and members and shareholders of such Holder, or the estates and family members of any such person and any trusts for the benefit of any such person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), net of any underwriters discounts and commissions, or

(iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of, together with any deferral period used by the Company pursuant to Section 2.2(c)(v), not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, or

(vi) during the period ending 90 days after the effective date of a registration statement subject to Section 2.3.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, that if the use of a prospectus is suspended, the period in which the registration statement is to remain effective shall be extended for a period of time equal to the number of days in which the use of the prospectus was suspended. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above and, in connection with any registration on Form S-3 pursuant to Section 2.4 above, use its reasonable best efforts to timely file all reports required under the Exchange Act in order to maintain the right to continue to use such Form and to maintain such registration in effect; provided, that if the use of a prospectus is suspended, the period in which the registration statement is to remain effective shall be extended for a period of time equal to the number of days in which the use of the prospectus was suspended.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(g) In the event of the issuance of any stop order suspending the effectiveness of the registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable best efforts to obtain promptly the withdrawal of such order.

(h) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

(i) Use its reasonable best efforts to list all Registrable Securities covered by such registration statement on any securities exchange or interdealer quotation system on which any of the Registrable Securities are then listed.

(j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if (a) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold to the public in any 90 day period pursuant to Rule 144 (or any successor provision then in effect) without any volume limitations under the Securities Act; provided, however, that to the extent that any such Registrable Securities subsequently become ineligible for sale pursuant to Rule 144, such Holder’s registration rights shall again be exercisable with respect to such Registrable Securities, or (b) upon the consummation of a Liquidation Transaction (as defined under the Company’s Seventh Amended and Restated Articles of Incorporation, as may be amended from time to time) in which the consideration payable to the Company’s shareholders consists entirely of cash and/or securities of a company (a “Public Company”) that (A) are publicly traded on a national exchange, including the Nasdaq Stock Market, and (B) if such Public Company has an aggregate market capitalization of less than $250,000,000, are immediately freely tradable without restrictions (except restrictions under Rule 145 promulgated under the Securities Act or for restricted securities which are subject to a binding contractual commitment to be registered on Form S-1 or Form S-3 which registration statement is reasonably expected to be declared effective within 30 days following the closing of such Liquidation Transaction).

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, member, officer, director, underwriter, controlling person or other aforementioned for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter, controlling person or other aforementioned person of such Holder.

(b) To the extent permitted by law, each Holder will severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that (i) in no event shall any contribution by a Holder hereunder when combined with any amounts paid by such Holder pursuant to Section 2.9(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentations.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a partner or retired partner of any Holder that is a partnership, or the individuals who are the former or current shareholders, members, or partners of any partner that is a general partner of any Holder, (b) is a member of any Holder that is a limited liability company, or the individuals who are the former or current shareholders, members, or partners of any member of any Holder, (c) is a shareholder of any Holder that is a corporation, or the individuals who are the former or current shareholders, members or partners of any shareholder of any Holder, (d) is an individual, partnership, corporation, limited liability company, association, trust, joint venture or unincorporated organization that, directly or indirectly, controls, is controlled by or is under common control with such Holder (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), (e) with respect to King Street Acquisition Corporation, L.L.C. (“King Street”), is an affiliate (which shall include an entity which King Street Capital Management, L.L.C. or its successor serves as manager or investment manager), (f) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder, (g) is an affiliate of any Holder that is an entity, or (h) acquires at least one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits, dividends, combinations, reorganizations or like transactions after the date hereof); provided, however, that, in each case, (i) such transfer or assignment shall not be to a competitor of the Company, (ii) such transfer or assignment shall not be allowed if the Company reasonably believes that such transfer or assignment could result in the Company becoming subject to public company reporting requirements, (iii) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (iv) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

2.11 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, voting together as a single class on an as-converted to Common Stock basis, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

2.12 “Market Stand-Off” Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of any securities of the Company held by such Holder, however or whenever acquired (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section 2.12 shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event (however, in no event will the restricted period extend beyond 216 days after the effective date of the registration statement); provided further that:

(i) such agreement shall apply only to the Company’s Initial Offering, and is explicitly conditioned on any release or modification of such agreement being effected among all Holders on a pro-rata basis according to the number of Registrable Securities held by such Holders; and

(ii) all officers, directors and greater than 5% stockholders of the Company enter into similar agreements.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto; provided, however, that any such agreement must require that any release, waiver or modification of such agreement be effected among all Holders on a pro-rata basis according to the number of Registrable Securities held by such Holders. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 2.12.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY

3.1 Basic Financial Information and Reporting.

(a) The Company will use commercially reasonable efforts to maintain true books and records of account in which full and correct entries in all material respects will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States generally accepted accounting principles and practices consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under United States generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish each Investor holding an aggregate of at least 1,300,000 shares (as adjusted for stock splits, stock dividends, combinations, reorganizations or like transactions) of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock or Series G Stock (or Common Stock issued upon conversion thereof after the date hereof) (a “Major Investor”), a balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income, a statement of shareholders’ equity, and a statement of cash flows of the Company and its subsidiaries, for such year, all prepared in accordance with United States generally accepted accounting principles and practices consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and setting forth in each case in comparative form the figures from the Company’s previous fiscal year. Such financial statements shall be audited and accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors. The financial information shall also include information related to changes from the budget for the fiscal year.

(c) The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within sixty (60) days thereafter, an unaudited balance sheet of the

Company as of the end of each such quarterly period, and an unaudited statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with United States generally accepted accounting principles and practices consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. The financial information shall also include information related to changes from the budget for the corresponding period.

(d) The Company will furnish each Major Investor prior to the beginning of each fiscal year an annual budget, operating plan and financial projections, prepared on a monthly basis, for such fiscal year (and as soon as available, any subsequent material revisions thereto).

(e) With respect to the financial statements called for in subsections (b), (c) and (d) of this Section 3.1, an instrument executed by the Chief Financial Officer of the Company on behalf of the Company and certifying that such financials were prepared in accordance with United States generally accepted accounting principles consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by United States generally accepted accounting principles) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment.

(f) If an Investor is an institutional investor that is subject to FAS 157, upon the written request by such Investor to the Company, the financial information set forth in subsections (b), (c) and (d) above shall also be provided to such Investor to the extent required for such Investor to comply with the requirements of FAS 157.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, to examine its books of account and records, and to review any such other information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees that it shall at all times hold in confidence and trust and not use or disclose any confidential information of the Company provided to or learned by such Investor pursuant to Section 3.1 or Section 3.2 or in connection with diligence performed with respect to its purchase of shares under the Purchase Agreement, and agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential such information of the Company, except (i) to the extent such information (A) is now or thereafter becomes generally known or available to the public, through no act or omission on the part of such Investor, (B) was known by such Investor, without confidentiality restrictions, prior to receiving such information from the Company, (C) is rightfully acquired by such

Investor, without confidentiality restrictions, from a third party who has the right to disclose it, or (D) is independently developed by such Investor without using any confidential information of the Company and by employees of the Company who have not had access to the Company’s confidential information; and (ii) that such Investor may disclose such proprietary or confidential information to any partner, subsidiary, parent, affiliate or legal, financial or tax advisor of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised and agrees to abide by the confidentiality provisions of this Section 3.3. The provisions of this Section 3.3 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. The Company acknowledges that at least some of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise so long as such Investors do not violate the confidentiality provisions of this Section 3.3.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the company, and (b) seventy-five percent (75%) of such stock shall vest monthly thereafter over the remaining three (3) years at a rate of 1/48th per month. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

3.6 Proprietary Information and Inventions Agreement. Unless otherwise approved by the Board of Directors, the Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form provided to the Investors or Investors’ counsel or as otherwise approved by the Board of Directors.

3.7 Directors’ Liability and Indemnification. The Company’s Seventh Amended and Restated Articles of Incorporation and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification contracts substantially in the form provided to the Investors or Investors’ counsel or as otherwise approved by the Board of Directors with each of its directors to indemnify such directors to the maximum extent permissible under California law.

3.8 Issuance of Additional Shares of Series G Preferred. In the event the Company issues shares of its Series G Preferred Stock in excess of the number of shares authorized for issuance under the Purchase Agreement, the issuance of such excess shares shall require the consent or approval of the holders of majority of the then outstanding shares of the Company’s Series G Preferred Stock.

3.9 Termination of Covenants. All covenants of the Company and each of the Investors contained in Section 3 of this Agreement shall expire and terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering, which results in the Preferred Stock being automatically converted into Common Stock pursuant to the terms of the Company’s Seventh Amended and Restated Articles of Incorporation, as may be amended from time to time (a “Qualified Offering”), or (ii) the consummation of a Liquidation Transaction (as defined under the Company’s Seventh Amended and Restated Articles of Incorporation, as may be amended from time to time (a “Change in Control”).

SECTION 4. RIGHTS OF FIRST REFUSAL

4.1 Subsequent Offerings. Each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of Common Stock which such Major Investor is deemed to be a Holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including for both numerator and denominator all shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock or upon exercise or conversion of any outstanding warrants, options, notes or other rights to acquire securities of the Company) immediately prior to the issuance of the Equity Securities. Subject to Section 4.6, the term “Equity Securities” shall mean (i) any Common Stock or Preferred Stock of the Company, (ii) any security convertible, with or without consideration, into any Common Stock or Preferred Stock (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock or Preferred Stock or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. The right of first offer in this Section 4 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, as such shall be amended from time to time, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares (on a pro rata basis according to the relative pro rata shares of such purchasing Major Investors). The Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have sixty (60) days after the expiration of such five (5)-day notice period to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within such sixty (60)-day period, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investor in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Qualified Offering or (ii) a Change in Control in which the consideration payable to the Company’s shareholders consists entirely of cash and/or securities of a Public Company that (A) are publicly traded on a national exchange, including the Nasdaq Stock Market, and (B) if such Public Company has an aggregate market capitalization of less $250,000,000, are immediately freely tradable without restrictions (except restrictions under Rule 145 promulgated under the Securities Act or for restricted securities which are subject to a binding contractual commitment to be registered on Form S-1 or Form S-3 which registration statement is reasonably expected to be declared effective within 30 days following the closing of such Liquidation Transaction). The rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of (i) the Major Investors holding a majority of the Registrable Securities that are held by all of the Major Investors, (ii) the holders of at least a majority of the Series D Stock (and/or shares of Common Stock issued upon conversion thereof), voting together as a single class on an as-converted to Common Stock basis, (iii) the holders of at least a majority of the Series E Stock (and/or shares of Common Stock issued upon conversion thereof), voting together as a single class on an as-converted to Common Stock basis, and (iv) the holders of at least a majority of the Series F Stock (and/or shares of Common Stock issued upon conversion thereof), voting together as a single class on an as-converted to Common Stock basis; provided, however, that with respect to any amendment or waiver of Section 4, if any Major Investor participates (a “Participating Investor”) in the purchase of Equity Securities to which Section 4 would have applied absent such amendment or waiver (a “Nonwaiver Event”), no such amendment or waiver shall be effective with respect to Granite Global Ventures III, L.P. or any of its affiliates (collectively, “GGV”) without the consent or vote of GGV; provided, however, that to the extent GGV is allowed to participate as a result of a Nonwaiver Event, then the percentage of GGV’s pro rata share that GGV can purchase shall be the same percentage that the Participating Investor purchased of its pro rata share (if there is more than one Participating Investor, the highest percentage shall apply to GGV). (For example, if a Participating Investor purchased 50% of its pro rata share, then GGV shall be allowed to purchase up to 50% of GGV’s pro rata share)..

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock of the Company issued pursuant to stock dividends, stock splits, reorganization or similar transactions;

(b) shares of Common Stock (or options therefor) of the Company issued or issuable to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company;

(c) any capital stock, or options or warrants to purchase capital stock of the Company (including any underlying securities), issued to financial institutions, lessors, lenders, vendors, customers, consultants, independent members of the Board of Directors or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or other transactions, in each case approved by the Board of Directors;

(d) shares of Common Stock or Preferred Stock (including Common Stock issuable upon conversion thereof) of the Company issuable upon exercise or conversion of warrants, notes or other rights to acquire securities of the Company outstanding as of the date hereof;

(e) shares of capital stock, or warrants or options to purchase capital stock of the Company (including any underlying securities), issued in connection with bona fide acquisitions, mergers, joint ventures or similar transactions, the terms of which are approved by the Board of Directors of the Company;

(f) shares of Common Stock of the Company issued or issuable upon conversion of shares of the Preferred Stock.

(g) shares of Common Stock of the Company issued or issuable in a public offering prior to or in connection with which all outstanding shares of the Preferred Stock will be converted to Common Stock;

(h) shares of capital stock or other securities of the Company (including any underlying securities) issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or

(C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, in each case with respect to clauses (A), (B) and (C), the terms of which business relationship with such entity are approved by the Board of Directors;

(i) shares of Series G Preferred Stock issued under the Purchase Agreement; and

(j) shares of capital stock or other securities (including any underlying securities) issued or issuable which the holders of at least a majority of the then outstanding shares of Preferred Stock (voting together as a single class on and as-converted to Common Stock basis) affirmatively approve or agree that such issuances will not be subject to the rights of first refusal under this Section 4.

SECTION 5. MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without giving effect to that body of laws pertaining to conflict of laws that would require or permit the application of the law of any other jurisdiction.

5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be statements by the Company hereunder solely as of the date of such certificate or instrument.

5.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee and a written statement by such subsequent holder to be bound by the terms of Section 2.12, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. The parties hereto agree and acknowledge that King Street may freely assign the Registrable Securities held by King Street or any other rights held by King Street pursuant to this Agreement to an affiliate (which shall include an entity which King Street Capital Management, L.L.C. or its successor serves as manager or investment manager). The parties hereto agree that prior written notice of any such assignment must be provided to the Company and assignee must agree in writing to be bound by the terms of this Agreement to the same extent as such assigning party hereto. Each of the Investors understands and agrees that no transfer or assignment of the Registrable Securities (i) shall be to a competitor of the Company, and (ii) shall be allowed if the Company reasonably believes that such transfer or assignment could result in the Company becoming subject to public company reporting requirements.

5.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of (i) the Company, (ii) the holders of at least a majority of the Registrable Securities, (iii) the holders of at least a majority of the Series D Stock (and/or shares of Common Stock issued upon conversion thereof) voting together as a single class on an as-converted to Common Stock basis, (iv) the holders of at least a majority of the Series E Stock (and/or shares of Common Stock issued upon conversion thereof), voting together as a single class on an as-converted to Common Stock basis and (v) the holders of at least a majority of the Series F Stock (and/or shares of Common Stock issued upon conversion thereof), voting together as a single class on an as-converted to Common Stock basis; provided, however, that any amendment or waiver that treats any Major Investor in a material and adverse manner that is different than any other Major Investor will require the separate consent of such Major Investor (it being understood that merely including additional holders of any existing or future series of Preferred Stock as “Investors” as parties hereto, or any existing or future series of Preferred Stock of the Company as “Registrable Securities” hereunder, shall not be deemed “adverse” for purposes of this proviso); and provided, further, that Section 3.8 cannot be amended or waived without the written consent of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock. Any amendment effected in accordance with this Section 5.6 shall be binding upon the Company, each of the parties hereto and any successor or assignee of any such party.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of at least a majority of the Registrable Securities; provided, however, that any waiver that treats any Major Investor in a material and adverse manner that is different than any other Major Investor will require the separate waiver of such Major Investor. Any waiver effected in accordance with this Section 5.6 shall be binding upon the Company, each of the parties hereto and any successor or assignee of any such party. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically

5.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” and “Holder” hereunder without need for consent of any Investor or Founder, or an amendment hereto. In addition, if the Company issues warrants to purchase Series G Stock to financial institutions or lessors (a “Lender”) in connection with commercial credit arrangements, equipment financings or similar transactions, the terms of which are approved by the Board of Directors, and the warrant includes registration rights, then upon execution and delivery of an additional counterpart signature page hereto by such Lender and without need for consent of any Investor or an amendment hereto, such Lender shall be provided the registration rights, and shall be subject to the obligations, set forth in Section 2 herein, and such Lender shall be deemed a “Holder” for purposes of Section 2.

5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

5.14 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

5.15 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

5.16 Termination of Prior Rights Agreement. Pursuant to Section 5.6 of the Prior Rights Agreement, the Company, the Founders and the Prior Investors that are signatories hereto, hereby amend and restate the Prior Rights Agreement in its entirety on behalf of all parties thereto and replace the Prior Rights Agreement on behalf of all parties thereto with this Agreement, and any party thereto who does not sign this Agreement shall be bound by the terms and conditions of this Agreement pursuant to Section 5.6 of the Prior Rights Agreement. For the avoidance of doubt, the Prior Rights Agreement is of no further force or effect.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

PANDORA MEDIA, INC.

By:	/s/ Joe Kennedy
Joe Kennedy, President

Address:	2101 Webster Street, Suite 1650
Oakland, California 94612

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

SELBY VENTURE PARTNERS II-A, L.P.

By:	SVP Management II-A, LLC,
its General Partner

By:	/s/ Douglas C. Barry

Name: Douglas C. Barry

Title: Managing Director

Address:

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

WaldenVC II, L.P.
By:	WaldenVC LLC, General Partner

By:	/s/ Larry Marcus
Larry Marcus, General Partner

WaldenVC SPK, L.P.
By:	WaldenVC LLC, General Partner

By:	/s/ Larry Marcus
Larry Marcus, General Partner

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

Labrador Ventures V-B, LP

By:	Labrador Management V-B, LLC
Its:	General Partner

By:	/s/ Larry Kubal
Name: Larry Kubal
Title: Managing Member

Address:

Phone:
Facsimile:

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

CROSSLINK VENTURES IV, L.P.

By: Crosslink Ventures IV Holdings, L.L.C., its General Partner

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

OFFSHORE CROSSLINK VENTURES IV UNIT TRUST

By: Crosslink Ventures IV Holdings, L.L.C., Investment Manager

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

CROSSLINK OMEGA VENTURES IV GmbH & Co. KG

By:	Crosslink Verwaltungs GmbH, General Partner

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

OMEGA BAYVIEW IV, L.L.C.

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

CROSSLINK CROSSOVER FUND V, L.P.

By:	Crossover Fund V Management, L.L.C.,
Its General Partner

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

CROSSLINK CROSSOVER FUND IV, L.P.

By:	Crossover Fund IV Management, L.L.C.,
Its General Partner

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

OFFSHORE CROSSLINK OMEGA VENTURES IV (a Cayman Islands Unit Trust)

By:	Crosslink Ventures IV Holdings, L.L.C.
Investment Manager

By:	/s/ Michael J. Stark
Michael J. Stark, Managing Member

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

BAY AREA EQUITY FUND I, L.P.

By:	Bay Area Equity Fund Managers I, L.L.C.,
its General Partner

By:	H&Q Venture Management L.L.C.,
its Managing Member

By:	/s/ Nancy Pfund
Name:	Nancy Pfund
Title:	Managing Member

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

THE HEARST CORPORATION

By:	/s/ Kenneth Bronfin
Kenneth Bronfin
Vice President, Home Office Division

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

LARRY KUBAL

By:	/s/ Larry Kubal

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

/s/ Tim Westergren
Tim Westergren

Will Glaser

/s/ Robert Kavner
Robert Kavner

/s/ Peter Gotcher
Peter Gotcher

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

/s/ John Rogers
John Rogers

John E. Rogers and Lois A. Rogers, JTWROS

By:	/s/ John E. Rogers and Lois A. Rogers, JTWROS

Name:	John E. Rogers and Lois A. Rogers, JTWROS

Title:

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

KAVNER PARTNERS, A DELAWARE MULTIPLE SERIES LIMITED PARTNERSHIP (SERIES B)

By:	/s/ Robert Kavner

Name:	Robert Kavner

Title:	General Partner

ROBERT KAVNER

By:	/s/ Robert Kavner

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

ALLEN & COMPANY LLC

By:	/s/ Kim M. Wieland

Name:	Kim M. Wieland

Title:	Chief Financial Officer

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

Granite Global Ventures III L.P.
By:	Granite Global Ventures III L.L.C.,
its General Partner

By:	/s/ Glenn Solomon
Glenn Solomon
Managing Director

GGV III Entrepreneurs Fund L.P.
By:	Granite Global Ventures III L.L.C.,
its General Partner

By:	/s/ Glenn Solomon
Glenn Solomon
Managing Director

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

PINNACLE VENTURES II-A, L.P.
PINNACLE VENTURES II-B, L.P.
PINNACLE VENTURES II-C, L.P.
PINNACLE VENTURES II-R, L.P.
By:	Pinnacle Ventures Management II, L.L.C.,
their general partner

By:	/s/ Robert N. Savoie

Name:	Robert N. Savoie
Title:	Chief Financial Officer

PINNACLE VENTURES DEBT FUND III-A, L.P.
PINNACLE VENTURES DEBT FUND III, L.P.
By:	Pinnacle Ventures Management III, L.L.C.,
their general partner

By:	/s/ Robert N. Savoie

Name:	Robert N. Savoie
Title:	Chief Financial Officer

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

FOUNDERS:

/s/ Tim Westergren
Tim Westergren

Will Glaser

Jon Kraft

/s/ Joe Kennedy
Joe Kennedy

SIGNATURE PAGE TO PANDORA MEDIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

WaldenVC II, L.P.	Labrador Ventures V-B, L.P.

Selby Venture Partners II-A, L.P.	Bob Kavner

King Street Acquisition Company, L.L.C.	Orrick Investments 2006 LLC Orrick Investments 2008 LLC

Howard L. Morgan	Martial Chaillet MediaWin & Partners

Garage Technology Ventures I, L.P.	John E. Rogers John E. Rogers & Lois A. Rogers, JTWROS

Robert A. Harris	Earle H. LeMasters

Richard Wohlstadter	Edward Schweitzer

Will Glaser	Tim Westergren c/o Pandora Media, Inc.

HEWM/VLG Investments LLC	Mitchell S. Zuklie c/o Orrick, Herrington & Sutcliffe LLP

Sharon Hendricks	Peter Gotcher

Crosslink Omega Ventures IV GmbH & Co. KG

Offshore Crosslink Omega Ventures IV (a Cayman Islands

Unit Trust)

Omega Bayview IV, LLC

Crosslink Crossover Fund V, L.P.

Crosslink Crossover Fund IV, L.P.

Crosslink Ventures IV, L.P.

Offshore Crosslink Ventures IV Unit Trust

Drew Marcus

Jeff Amling	Piper Jaffray Direct Fund II, LP

c/o Deutsche Bank

The Hearst Corporation	Bay Area Equity Fund I, L.P. JPMorgan

Greylock XII Limited Partnership	Larry Kubal c/o Labrador Ventures V-B, L.P.

Lysander, LLC c/o Jane Lilienthal Rockeller & Co.	W Capital Partners, L.P.

Granite Global Ventures III, L.P GGV III Entrepreneurs Fund L.P.	Allen & Company LLC

PINNACLE VENTURES II-A, L.P. PINNACLE VENTURES II-B, L.P. PINNACLE VENTURES II-C, L.P. PINNACLE VENTURES II-R, L.P. PINNACLE VENTURES DEBT FUND III-A, L.P. PINNACLE VENTURES DEBT FUND III, L.P.